Exhibit 99.1

Dov A. Goldstein, M.D.	E. Blair Schoeb
Vicuron Pharmaceuticals, Inc.	WeissComm Partners
610-205-2312	760-365-1857
dgoldstein@vicuron.com	Blair@weisscommpartners.com

VICURON’S STOCKHOLDERS APPROVE MERGER WITH PFIZER

King of Prussia, Penn., August 15, 2005 –Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU) announced that its stockholders have voted to approve the merger agreement pursuant to which Vicuron is being acquired by Pfizer. The closing of the transaction is expected to occur in the third quarter, subject to satisfaction of customary closing conditions, including the regulatory approvals.

Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications submitted to the U.S. Food and Drug Administration for its two lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram- positive infections, and anidulafungin, a novel antifungal agent. Vicuron applies a disciplined, integrated approach to anti-infective discovery for next-generation compounds in both hospital-based and community-acquired infections. The company recently announced that it was being acquired by Pfizer at a price of $29.10 per share in cash, for an aggregate equity purchase price of approximately $1.9 billion. Completion of this transaction is subject to regulatory approval, Vicuron stockholder’s approval and other customary closing conditions.

Forward-Looking Statements

This news release contains a “forward-looking” statement relating to the completion of the merger. This forward-looking statement is subject to risks and uncertainties that could delay or prevent the completion of the merger, including the satisfaction of the closing conditions set forth in the Merger Agreement. Vicuron does not undertake any obligation to update forward-looking statements.